Exhibit 99.4

ITEM 6.SELECTED FINANCIAL DATA

Spectrum Brands Holdings, Inc.

The following selected historical financial data is derived from SBH’s audited consolidated financial statements as of and for the years ended September 30. The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this Annual Report. As discussed in Note 1-Description of Business included in the notes to the Consolidated Financial Statements of the Company included elsewhere in this annual report; effective December 29, 2017, the Company has recognized the GBA segment as discontinued operations for all periods presented in the accompany Consolidated Financial Statements for the fiscal years ended September 30, 2017, 2016 and 2015.  For the fiscal years ended September 30, 2014 and 2013 included within the selected financial data below, the Company has not adjusted to reflect changes due to the recognition of GBA segment as discontinued operations and therefore certain financial information within the summarized financial information below may not be comparable for those respective periods.

(in millions, except per share data)	2017(1)	2016(2)	2015(3)	2014(4)	2013(5)
Statement of Operations Data
Net sales	$3,009.5	$3,029.4	$2,598.2	$4,429.1	$4,085.6
Gross profit	1,176.0	1,237.7	978.5	1,568.9	1,390.3
Operating income	328.1	417.7	246.2	481.9	351.2
Interest expense	160.9	182.0	185.8	202.1	375.6
Income from continuing operations before income taxes	162.3	231.0	56.4	273.5	(27.9)
Income tax expense (benefit)	37.3	(50.0)	5.6	59.0	27.4
Net income from continuing operations	125.0	281.0	50.8
Income from discontinued operations, net of tax	172.1	76.6	98.6
Net income (loss)	297.1	357.6	149.4	214.5	(55.3)
Net income (loss) attributable to controlling interest	295.8	357.1	148.9	214.1	(55.2)
Restructuring and Related Charges
Cost of goods sold	$18.1	$0.2	$1.4	$3.7	$10.0
Operating expenses	42.3	13.8	18.1	19.2	24.0
Earnings (Loss) Per Share of Common Stock
Basic earnings per share from continuing operations	$2.13	$4.72	$0.90
Basic earnings per share from discontinued operations	2.91	1.30	1.78
Basic earnings per share	$5.04	$6.02	$2.68	$4.07	$(1.06)
Diluted earnings per share from continuing operations	$2.12	$4.70	$0.90
Diluted earnings per share from discontinued operations	2.90	1.29	1.76
Diluted earnings per share	$5.02	$5.99	$2.66	$4.02	$(1.06)
Dividends per share	$1.64	$1.47	$1.27	$1.15	$0.75
Weighted Average Shares Outstanding
Basic	58.6	59.3	55.6	52.6	52.0
Diluted	59.0	59.6	55.9	53.3	52.0
Cash Flow and Related Data
Net cash provided by operating activities	$340.8	$461.7	$205.6	$432.7	$256.5
Purchase of property, plant and equipment	77.8	60.8	55.1	73.3	82.0
Depreciation and amortization	131.6	119.7	106.4	157.6	139.9
Statement of Financial Position Data
Cash and cash equivalents	$168.2	$275.3	$247.9	$194.6	$207.3
Working capital (6)	493.7	537.3	660.6	485.0	497.5
Total assets	7,419.7	7,069.1	7,193.8	5,429.6	5,543.2
Total debt	3,771.7	3,560.0	3,905.9	2,939.7	3,153.6
Total equity	1,846.7	1,844.0	1,606.8	1,086.8	940.1

Exhibit 99.4

(1)

For the year ended September 30, 2017, the operating results include the PetMatrix operations since the acquisition date of June 1, 2017 and GloFish operations since the acquisition date of May 12, 2017. Operating income includes an impairment of indefinite lived intangible assets of $16.3 million. Interest expense includes $4.6 million of tender premium and a non-cash expense of $1.9 million as a result of the write-off of unamortized debt issuance costs in connection with the redemption of the 6.375% Notes.

(2)

For the year ended September 30, 2016, operating income includes an impairment of indefinite lived intangible assets of $2.7 million. Interest expense includes $15.6 million of tender premium and a non-cash expense of $5.8 million as a result of the write-off of unamortized debt issuance costs in connection with the redemption of the 6.375% Notes. Income tax expense includes a non-cash benefit of $111.1 million from a decrease in the valuation allowance against net deferred tax asset.

(3)

For the year ended September 30, 2015, the operating results include the Armored AutoGroup operations since the acquisition date of May 21, 2015; Salix operations since the acquisition date of January 16, 2015; European IAMS and Eukanuba operations since the acquisition date of December 31, 2014; and Tell operations since the acquisition date of October 1, 2014. Interest expense of $58.8 million was incurred related to the financing of the acquisition of AAG and the refinancing of the then-existing senior credit facility and asset based revolving loan facility. Income tax expense includes a non-cash benefit of $20.2 million from a decrease in the valuation allowance against net deferred tax assets, and a $22.8 million benefit due to the reversal of valuation allowance in conjunction with the acquisition of the AAG business.

(4)

For the year ended September 30, 2014, the operating results include the Liquid Fence operations since the acquisition date of January 2, 2014. Interest expense includes a non-cash charge of $9.2 million as a result of the write-off of unamortized debt issuance costs and unamortized discounts in connection with the amendment of the Company's then existing term loans. Income tax expense includes a non-cash benefit of approximately $115.6 million from a decrease in the valuation allowance against net deferred tax assets.

(5)

For the year ended September 30, 2013, the operating results include the HHI Business operations since the acquisition date of December 17, 2012, and the TLM Taiwan operations since the acquisition date of April 8, 2013. Interest expense includes $105.6 million fees and expenses along with a $10.9 million non-cash charge for the write-off of unamortized debt issuance cost and unamortized premiums in connection with the extinguishment and replacement of the Company's 9.5% Notes and then-existing term loan in conjunction with the acquisition of the HHI Business. Income taxes includes a non-cash charge of approximately $64.4 million from an increase in the valuation allowance against net deferred tax assets, net of a $49.8 million benefit due to the reversal of a portion of the valuation allowance in conjunction with the acquisition of the HHI Business.

(6)	Working capital is defined as current assets less current liabilities per the consolidated statements of financial position.

SB/RH Holdings, LLC

Omitted pursuant to General instruction I of Form 10-K.